Synergy Brands Reports Strong Third Quarter and Nine Month Results

Revenues Up 24% for Third Quarter; 20% for Nine Month Period


Syosset, NY, November 14, 2005 - Synergy Brands, Inc. (NASDAQ:SYBR) announced strong top line growth for the third quarter ending September 30, 2005. The company delivered sales growth of 24% versus the same period one year ago. For the nine-month period ending September 30, 2005, sales were up 20%.

Executive Summary

o Revenues increased 20% to $48 million for nine months; 24% to $17.1 million for the third quarter

o    Working capital increased 333% from $1.1 million to $4.9 million

o    Gross Profit increased 12% to $3.2 million for the nine months

o    Operating loss reduced by 71% to $76,000

o    Net loss reduced 42% from $0.65 per share to $0.38 per share

o    Equity increased by 209% from $2.6 million to $7.9 million.

"We continue to strengthen our business and reduce our operating losses. Our gross profit continues to rise and we continue to work toward profitability," said Mair Faibish, Chairman of Synergy Brands. He noted that although the recent hurricane in South Florida has affected the company's cigar operations, "the effect should be minimal and we do not forsee any significant change to our expectations for the year."

Financial Highlights

o Gross profit for the nine months ended September 30, 2005 was $3,157,740 as compared to $2,814,959 for the nine months ended September 30, 2004, an increase of 12.2%. The following segment analysis will further define the components, which caused the increase in operating gross profit. In particular the company relies on vendor allowances and promotions that materially affect the Company's gross profit. The allowances are depended upon the vendors the Company purchases its goods from.

o Selling and general administrative expenses (SG&A) increased by 11% while revenues increased by 20% for the nine months ended September 30, 2005, compared to the nine months ended September 30, 2004. The Company streamlined its operations by centralizing all administrative functions at its corporate offices, reduced staff in its Proset operation through outsourcing, while also reducing costs involved in retail sales. The largest subsidiary of the Company, PHS Group, increased its SG&A expenses by 29% to $1,546,787 for the nine months ended September 30, while revenues grew by 30% to $45.5 million.

Segment Data:

PHS Group (B2B Grocery and HBA distribution operation)

PHS increased its revenues by 39% to $16.3 million for the three months ended September 30, 2005, as compared to $11.7 million for the three months ended September 30, 2004. For the nine months, PHS increased its revenues 30% to $45.5 million compared to $35.1 million for the like period one year ago. The increase in PHS business is attributable to the utilization of additional vendors, development of a wholesale operation and expansion of the Canadian distribution business in Ontario, Canada. The company also benefited from increases in the vendor allowances it receives from its vendors, thereby providing its customers with additional discounts. For the quarter, overall gross profit percentage decreased from 8.1% to 6.1%; for the nine months, overall gross profit percentage increased from 5.5% to 5.9%. Gross profit increased by 4% to $998,246 for the quarter compared to $951,985 for the like quarter one year ago. For the nine-month period, gross profit increased 38% to $2,688,644 as compared to $1,946,284 last year. In 2005 several PHS vendors created special packaging with promotional pricing that enabled PHS to widen its margin. As an example, special packaging was created for Nyquil, Marcal paper, Clorox displays as well as Herbal Essence shampoos among others, with unique retail display features that PHS has been able to strongly promote during FY 2005 as opposed to marketing those products for normal replenishment. Promotional displays allow PHS to sell better mixes of product as well as introduce new items in combination with regularly stocked items. PHS has been negatively affected by the distribution of Folgers Coffee from New Orleans. P&G expects to resume normal shipments of Folgers by the end of 2005, but there is no assurance that this goal will be achieved. For the nine-month period, net profit improved from a loss of $17,322 to a profit of $168,651.

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GRC (B2C Cigar operations)

The Company's B2C segment, which includes Cigars Around the World, CigarGold and BeautyBuys recorded flat revenue for the quarter of $521,589 compared to $581,485 for the same period last year. For the nine-month period, revenue declined slightly to $1,439,198 compared to $1,553,374 last year. Cigars Around the World, on a current operating basis, represented approximately 59% of revenue for the quarter and 62% of revenue for the nine months in the B2C segment of Synergy's business. Gross profit for the three months ended September 30, 2005 was $169,704, compared to $159,688 a year earlier. For the nine months, gross profit was $436,786 compared to $416,240 a year ago. While Cigars Around the World is operating profitably, the logistical support in Miami, Florida is consuming the segment's resources and thereby not allowing it show profit at these sales levels. Furthermore, the company previously reported that it anticipates minimal interruption from recent weather-related activities in South Florida. The segment continues to have more than 20,000 customers, generating an average order of $100 with more than a 50% repeat rate, generating a 99% fulfillment rate, which is believed to be far in excess of the competition. The company believes that building its B2C segment brands along with the popularity of Bill Rancic, winner of the NBC show "The Apprentice" should bring this segment to profitability. GRC signed a partnership deal with Overstock, a distribution deal with ClubCorp and continues to promote its brands with Google and Yahoo. The operation is expected to continue to focus on online marketing, destination resorts and in store activities.

Interline Travel and Tours (www.perx.com)

SYBR added to its investment in Interline Travel & Tour, Inc. (ITT) in the fourth quarter by investing one million dollars in a $3.5 million private placement through a subsidiary. ITT has used the proceeds of the placement in part to acquire a competitor in the North American interline travel industry as well as a controlling interest in a European travel retailer. Interline is the travel industry term used to define an airline employee and ITT's travel offerings are primarily for the use of interliners. The combination of the companies should bring about critical mass in this industry for ITT. The acquisition is expected to allow the companies to take advantage of the other's strengths in both the cruise and resort vacation markets while providing ITT with a footprint into the European travel segment. The companies expect to offer increased capabilities to book online a wider variety of product as a result of the transaction. SYBR believes that increasing its stake and position with ITT may allow for its 22% stake in ITT to appreciate in value if ITT's mass becomes a factor in the travel industry. On a combined basis ITT and the acquisition noted above generated in excess of $60 million in annual travel bookings. SYBR's plan for the future is to assist ITT in the business integration and to seek to maximize shareholder value for ITT and SYBR shareholders. For the quarter ended 9/30/2005, SYBR reported $50,000 in earnings as compared to $36,000 for the prior period for its 22% stake in ITT.

Proset

Proset revenues decreased 82% for the three months ended September 30, 2005 compared to the three months ended September 30, 2004. For the nine months, revenues decreased 70% to $985,102. The decrease in revenue is attributable to the transferring of Proset's business model from one of retail service to wholesale distribution. This is the third quarter of operations whereby Proset is relying on the importation and packaging of product. Management has been disappointed with Proset's results. Its operations have added $372,000 to the Company's loss. Management will continue to attempt to contain Proset's costs and explore options to streamline its operations.

About Synergy Brands

Synergy Brands, Inc. is a holding company that operates in the wholesale and online distribution of groceries and health and beauty aids (HBA) as well as wholesale and online distribution of premium cigars and salon products through three business segments. It principally focuses on the sale of nationally known brand name consumer products manufactured by major U.S. manufacturers. The consumer products are concentrated within the Grocery and Health & Beauty Aids
(HBA) industries as well as the premium cigar business. The company uses logistics web based programs to optimize its distribution costs on both wholesale and retail levels.

The company also owns 22 percent of the outstanding common stock of Interline Travel and Tours, Inc. (aka:PERX). PERX provides cruise and resort hotel packages through a proprietary reservation system to airline employees and their retirees. PERX is believed to be the largest company in this sector of the travel industry. Information on PERX can be found at www.perx.com. The company believes that its capital investment in this unique travel company could provide material future capital appreciation. Synergy Brands does not manage PERX's day-to-day operations. Synergy and PERX have been exploring several opportunities to optimize shareholder value of both companies.

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FORWARD LOOKING STATEMENTS

This press release and company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statement" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "believe", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", and other deviations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected revenues, earnings, profit and loss of the company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities and Exchange Commission (www.sec.gov) including Forms 10K and 10Q.

Contact: Beverly Jedynak                    Amy Ruffalo
Martin E. Janis & Co., Inc.                 Martin E. Janis & Co., Inc.
312-943-1100 ext. 12                        312-943-1100 ext. 15
bjedynak@janispr.com                        aruffalo@janispr.com